Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, AB Canada
T2J 7E8

February 21, 2008

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec
Securities Administration Branch — New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island — Registrar of Securities
The Toronto Stock Exchange
The New York Stock Exchange, Inc.
Securities and Exchange Commission

Re:	Agrium Inc.
Notice of Meeting and Record Date
We are writing pursuant to National Instrument 54-101 “Communication with Beneficial Owners of Securities of a Reporting Issuer” to notify you of the following dates in connection with the Annual General Meeting of Shareholders of Agrium Inc.:

a)	Date of Meeting:	May 7, 2008
b)	Record Date for Notice:	March 17, 2008
c)	Record Date for Voting:	March 17, 2008
d)	Beneficial Ownership Determination Date:	March 17, 2008
e)	Securities Entitled to Notice:	Common
f)	Securities Entitled to Vote:	Common
g)	Routine Business Only:	Yes

Per:	“Gary J. Daniel”
Gary J. Daniel Senior Legal Counsel & Assistant Corporate Secretary